Exhibit 99.1

News Release CONTACT: Frank Cesario PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO International Announces Financing to Support Revenue Growth

Elk Grove Village, IL (November 10, 2004) – ISCO International, Inc. (AMEX: ISO), a leading supplier of interference-control and other RF processing solutions for the wireless telecommunications industry, reported the incorporation of its RF² (™) product platform in the rollout of wireless data networks.

According to Dr. Amr Abdelmonem, Chief Executive Officer of ISCO, “We are pleased to announce that the Company and its lenders have agreed to increase the discretionary credit line by $2 million, $1 million of which will be drawn immediately and the other $1 million available subject to lender approval. These funds will help us ramp up our production queues quickly to satisfy the needs of our customers. Specifically, we expect sales of our RF² product platform to grow significantly during the fourth quarter of 2004 and into 2005. These funds will help us to meet those customer demands.”

Dr. Abdelmonem continued, “We designed the RF² family of solutions for network-wide deployment. RF² provides a boost to wireless networks, allowing operators to fill in coverage holes, extend the range of their sites and improve critical network performance aspects including dropped calls and access failures. The extended RF2 product family platform affords the wireless operators the ability to get the most mileage out of their existing infrastructure, while allowing them to migrate to newer technology at their own pace. As we described in July, ISCO provides solutions that match up well with next generation technology requirements.

“We have received excellent customer feedback concerning the RF² product family, particularly in conjunction with wireless data network deployments and performance. We have encountered growing customer interest and have received a number of purchase orders to date. More importantly, we expect to ship significant quantities of this product to customers during the first half of 2005 and beyond. We believe that operators will embrace our type of solution as they implement their next generation services.”

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to obtain financing to sustain operations, market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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